Exhibit 13.6

Testing the Water Material - General

Press Release

True Leaf Engages Boustead Securities to Underwrite Regulation A+ Offering

Vancouver, Canada - (October 12, 2017) - True Leaf Medicine International Ltd. ("True Leaf") (CSE: MJ) (FSE: TLA) (OTCQB: TRLFF), a company involved in the hemp and cannabis-based product industry, has filed a preliminary offering circular with the Securities and Exchange Commission ("SEC") pursuant to the Regulation A framework, which is open to both accredited and unaccredited investors.

True Leaf has engaged Boustead Securities, LLC Member: FINRA/SIPC ("Boustead"), as lead underwriter. "Boustead looks forward to working with True Leaf's team to bring their Regulation A+ offering to investors," commented David Dobkin of Boustead.

"We are pleased to have Boustead leading the effort," said True Leaf CEO Darcy Bomford, "their expertise in Regulation A has proven successful in the past."

The purpose of the filing is to issue new shares of common stock to raise gross proceeds of up to $10 million CAD to help grow the True Leaf Pet division, and to advance the efforts of the True Leaf Medicine division with the goal of becoming a licensed producer of medicinal cannabis in Canada. Once its Regulation A+ offering has been qualified by the SEC, the offering will be made available to the general public to invest in True Leaf.

About True Leaf

True Leaf Medicine International Ltd., through its wholly owned subsidiary ‘True Leaf Pet', has entered the global pet industry, forecast to reach $117 billion US in 2021,1 with a line of hemp-focused pet supplements in Canada, the United States and Europe. The company has also filed an application under Health Canada's Access to Cannabis for Medical Purposes Regulations (ACMPR) to become a Canadian licensed producer of medical cannabis through its ‘True Leaf Medicine' subsidiary. It has passed through the preliminary and enhanced screening process of Health Canada's review and has recently received approval to build its facility. www.trueleaf.com

Media Contact:

Paul Sullivan
Director, Public Relations
Paul@trueleaf.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley
Director and Corporate Relations
Kevin@trueleaf.com
M: 778-389-9933

About Boustead Securities, LLC Member: FINRA/SIPC

Boustead Securities, LLC is an investment banking firm that advises clients on IPOs, mergers and acquisitions, capital raises and restructuring assignments in a wide array of industries, geographies and transactions. Our core value proposition is our ability to create opportunity through innovative solutions and tenacious execution. With experienced professionals in the United States and around the world, Boustead's team moves quickly and provides a broad spectrum of sophisticated financial advice and services. For more information, visit www.boustead1828.com.

SEC Legends

An offering statement  [https://www.sec.gov/cgi-bin/browse-edgar?company=true+leaf&owner=exclude&action=getcompany] regarding this offering has been filed with the SEC. Once the SEC has qualified the offering statement True Leaf Medicine International Ltd. may make sales of the securities described by the offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a preliminary copy of the offering circular that is part of that offering statement HERE [https://www.sec.gov/cgi-bin/browse-edgar?company=true+leaf&owner=exclude&action=getcompany] .

You should read the offering circular before making any investment. Forward-Looking Statements This news release contains forward-looking statements and management may make additional forwardlooking statements in response to your questions. Such written and oral disclosures are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Although we believe our expectations expressed in such forward-looking statements are reasonable, we cannot assure you that they will be realized. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the anticipated results, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities and Exchange Commission when available. The forward-looking statements contained in this news release are made only as of today, and True Leaf Medicine International Ltd. is under no obligation to revise or update these forward-looking statements. 1

1. http://www.petfoodindustry.com/articles/6458-pet-care-market-forecast-to-hit-us117-billion-in- 2021?v=preview

Media Article

TRUE LEAF'S 40-ACRE SITE COULD PRODUCE 125,000 KILOGRAMS PER YEAR - CFN MEDIA

SEATTLE, WA-(Marketwired - Oct 10, 2017) - CFN Media Group ("CannabisFN"), the leading creative agency and media network dedicated to legal cannabis, announces publication of an article covering True Leaf Medicine International Ltd.'s (CSE: MJ) (CNSX: MJ) (MJ.CN) (OTCQB: TRLFF) recently acquired option to purchase the 40 acres of land that encompass its facility in Lumby, B.C.

Canada's cannabis industry is projected to reach C$22.6 billion over the coming years, according to Deloitte, driven by the legalization of recreational marijuana next year. Ontario's Finance Minister, Charles Sousa, warned that the demand could be so high that it would spark a shortage early on before licensed producers can pick up the slack. Health Canada has pledged to speed up its approval process, but it still takes up to a year for new producers to go live. Many existing licensed producers - or late-stage applicants - have responded by rapidly expanding their production capacity.

Once approved, True Leaf's existing facility would produce 2,500 kilograms per year and the 40-acre property would enable them to expand to a 1,000,000 square foot facility. This would put them at the high end of what many other licensed producers are currently targeting for production.

Company Name	Funded Sq. Ft.	Market Capitalization $CAN
Aphria Inc.	1,000,000	$1B
Aurora Cannabis Inc.	895,000	$1.1B
Organigram Holdings Inc.	242,943	$310M

"This is a milestone for True Leaf," said CEO Darcy Bomford in a recent press release that described the newly optioned property and its potential within the market. "This property gives us the capacity to expand to meet the increased demand that is widely expected. With government approvals, the size of this site could allow us to build a 1,000,000 square foot facility and produce more than 125,000 kilograms of cannabis."

For more information on True Leaf's pending Regulation A+ offering, request the details athttp://promo.cfnmedia.com/trueleaf.

Unique Among Competitors

True Leaf Medicine is unique among licensed producers in that it's dually-focused on cultivating cannabis for humans and producing hemp-based products for pets.

True Leaf Pets aims to capitalize on the $105 billion global pets market that includes $1.6 billion in spending on supplements and nutraceuticals. The company's soft chews are formulated with hemp and other active ingredients to support hip and joint health, calming, and immune and heart support in animals. The True Hemp™ products are fully legal in the U.S. and are already widely sold through the U.S., Canada, parts of Europe and New Zealand.

True Leaf Medicine is focused on cultivating medical marijuana under Canada's ACMPR program. After initially applying in July of 2013, the company is now at stage five of seven for its 32,000 square foot grow located on the 40-acre site. The company aims to be revenue-ready by next summer with the potential to generate upwards of $55 million per year at $8.80 per gram before factoring in its ambitious expansion plans.

Regulation A+ Offering

True Leaf Medicine is also unique in that it's among the first cannabis companies to raise capital under Regulation A+ in the United States and Canada, and it's perhaps the only Regulation A+ raise from a cannabis company selling legal products in both the US and Canada. The team is seeking to raise C$10 million through the offering to grow revenue at True Leaf Pet and advance its efforts to become a licensed producer in Canada under True Leaf Medicine. Regulation A+ makes it easy for anyone to purchase the company's securities with a C$250 minimum.

For more information on True Leaf's pending Regulation A+ offering, request the details at http://promo.cfnmedia.com/trueleaf.

Please follow the link to read the full article: http://www.cannabisfn.com/true-leafs-40-acre-site-produce-125000-kilograms-per-year/

About CFN Media

CFN Media (CannabisFN) is the leading creative agency and media network dedicated to legal cannabis. We help marijuana businesses attract investors, customers (B2B, B2C), capital, and media visibility. Private and public marijuana companies and brands in the US and Canada rely on CFN Media to grow and succeed.

Learn how to become a CFN Media client company, brand or entrepreneur:http://www.cannabisfn.com/featuredcompany

Download the CFN Media iOS mobile app to access the world of cannabis from the palm of your hand: https://itunes.apple.com/us/app/cannabisfn/id988009247?ls=1&mt=8

Or visit our homepage and enter your mobile number under the Apple App Store logo to receive a download link text on your iPhone: http://www.cannabisfn.com

SEC Disclaimer: An offering statement [https://www.sec.gov/cgi-bin/browse-edgar?company=true+leaf&owner=exclude&action=getcompany] regarding this offering has been filed with the SEC. The SEC has qualified that offering statement which only means that True Leaf Medicine Inc. may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement here [https://www.sec.gov/cgi-bin/browse-edgar?company=true+leaf&owner=exclude&action=getcompany]. You should read the offering circular before making any investment.

No money or consideration is being solicited by the information on this website or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

Disclaimer:

Except for the historical information presented herein, matters discussed in this release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Emerging Growth LLC, which owns CFN Media and CannabisFN.com, is not registered with any financial or securities regulatory authority, and does not provide nor claims to provide investment advice or recommendations to readers of this release. Emerging Growth LLC may from time to time have a position in the securities mentioned herein and may increase or decrease such positions without notice. For making specific investment decisions, readers should seek their own advice. Emerging Growth LLC may be compensated for its services in the form of cash-based compensation or equity securities in the companies it writes about, or a combination of the two. For full disclosure please visit: http://www.cannabisfn.com/legal-disclaimer/

CFN Media
Frank Lane
206-369-7050
flane@cannabisfn.com

Funnel Page

True Leaf Medicine

True Leaf Medicine is in the final stages of becoming a licensed producer of medicinal cannabis under the Canadian government's Access to Cannabis for Medicinal Purposes Regulations (ACMPR).

True Leaf Pet

True Leaf Pet is the first to successfully leverage the beneficial properties of hemp and other scientifically proven ingredients to create functional pet products that improve quality of life.

Investment Highlights

  True Leaf Pet is pioneering the pet supplement market with its innovative product line, True Hemp™, which provides anxiety, mobility and heart health support for dogs.
  Expanding rapidly throughout Canadian, U.S. and European markets, the Company tripled its product line within 18 months of launch.
  True Leaf Medicine's application to produce medical cannabis is in the final review stage of the ACMPR.

Become an Early Investor

When you partner with True Leaf, you become part of the family. In addition to receiving shares, you will also receive some perks for supporting the company's growth	Your benefits could include: Free trading shares Special shout outs Discounts Products And more!

Register for Updates

SEC Disclaimer: An offering statement [https://www.sec.gov/cgi-bin/browse-edgar?company=true+leaf&owner=exclude&action=getcompany] regarding this offering has been filed with the SEC. The SEC has qualified that offering statement which only means that True Leaf Medicine Inc. may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement here [https://www.sec.gov/cgi-bin/browse-edgar?company=true+leaf&owner=exclude&action=getcompany]. You should read the offering circular before making any investment.

No money or consideration is being solicited by the information on this website or any other communication and, if sent, money will not be accepted and will be promptly returned. No offer by a potential investor to buy our securities can be accepted and, if made, any such offer can be withdrawn before qualification of this offering by the SEC. A potential investor's indication of interest does not create a commitment to purchase the securities we are offering. Any such indication of interest may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given and all other requirements to accept an investment from a potential investor are met after the offering qualification date.

This Presentation (the "Presentation") has been prepared solely for informational purposes by True Leaf Medicine International Ltd. ("True Leaf") and is being furnished through Boustead Securities, LLC ("Boustead Securities") solely for use by prospective investors and other third parties in connection with their consideration of an investment in True Leaf. This presentation is not, and should not be assumed to be, complete. This presentation has been prepared to assist interested parties in making their own evaluation of True Leaf and does not purport to contain all of the information that may be relevant. In all cases, interested parties should conduct their own investigation and analysis of True Leaf and the data set forth in this presentation and other information provided by or on behalf of True Leaf. Any views and opinions expressed in this presentation are those of True Leaf and do not necessarily represent facts. In addition, certain of the information contained herein may be derived from information provided by industry sources. True Leaf believes that such information is accurate and that the sources from which it has been obtained are reliable. True Leaf cannot guarantee the accuracy of such information, however, and has not independently verified such information. The information presented herein remains subject to change. Statements in this presentation are made as of the date of this presentation unless stated otherwise.

This presentation also contains statements that, to the extent they are not recitations of historical fact,constitute "forward-looking statements." Forward-looking statements are typically identified by the use of terms such as "may," "should," "expect," "could," "intend," "plan," "anticipate," "estimate," "believe," "continue," "predict," "potential" or the negative of such terms and other comparable terminology. The forward-looking statements included herein are based upon True Leaf's current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties.

Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond True Leaf' control. Although True Leaf believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, True Leaf' actual results and performance and the value of its securities could differ materially from those set forth in the forward-looking statements due to the impact of many factors including, but not limited to, risks and uncertainties detailed in the "Risk Factors" in the Risk Factors section of True Leaf' Offering Circular on Form 1-A, filed with the U.S. Securities and Exchange Commission and other discussions of risk factors contained in True Leaf's periodic filings or supplements to the offering circular. True Leaf Offering Circular on Form 1-A can be found at https://www.trueleaf.com/pages/investor. True Leaf claims the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. True Leaf undertakes no obligation to update or revise any such information for any reason after the date of this presentation, unless required by law.

Investment in True Leaf's securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment.